Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-4 No., 333-190076 and Form S-8 Nos., 33-55213, 33-63689, 33-64854, 333-49523, 333-93563, 333-67462, 333-88898, 333-97917, 333-106973, 333-129202, 333-165201, 333-186914) pertaining to the 6.125% Senior Notes due 2020 of Wolverine World Wide, Inc. and the various stock option, incentive and deferred compensation plans of Wolverine World Wide, Inc. of our report dated March 1, 2016 (except for Notes 2, 7, 10, 15 and 18 as to which the date is August 16, 2016), with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
August 16, 2016